EXHIBIT 99.2

VGambling Announces Appointment of Sport and Event Wagering Industry Expert

Yan Rozum as Director

Hodges Bay, Antigua - (March 9, 2015) - VGambling Inc. (OTC:GMBL or the "Company"), a next generation Internet gambling company licensed in Canada, announced today that it has appointed Mr. Yan Rozum as a Director of the Company. Mr. Rozum is a sport and event waging industry expert.

Since 2003, Mr. Rozum founded and currently serves as Chief Executive Officer of Swiss Interactive Software (GmbH) Switzerland, a Swiss based iGaming software development company that delivers complex engineered sports wagering and iGaming systems and projects for a roster of clients operating around the global. Mr. Rozum is a leading authority on Information and Communications Technology (ICT), including the design, architecture and delivery of high volume transactional sports and event wagering software platforms, and peer-2-peer exchange wagering systems for real-money online iGaming operators.

Mr. Rozum holds a Diploma from the Swedish Institute of Management in Stockholm, Sweden.

From 2000 through 2002 Mr. Rozum was a Ph.D. candidate at the National Academy of Sciences of Belarus in Minsk, Belarus. Mr. Rozum holds a Diploma of Higher Education in Journalism from the Institute of Modern Knowledge in Minsk, Belarus.

Mr. Grant Johnson, VGambling CEO stated, “We are very excited to have a recognized sport and event wagering industry expert like Yan join our Board of Directors. Yan’s in-depth sport and event wagering industry knowledge and relationships will be of great value to VGambling as we move forward to the launch of our global e-Sports wagering platform.”

Mr. Yan Rozum stated, “I am honored to join the Board of Directors of VGambling. During the time I have worked with the Company on the planning and development their e-Sports wagering platform, I realize that I share Grant’s vision for the future of the e-Sports industry and VGambling, and I look forward to contributing to the Company’s long term success.”

About VGambling Inc.

VGambling Inc. is a next generation Internet gambling company licensed in Canada. VGambling intends to offer users from around the world the ability to play and wager on multi-player video games and e-Sports events for real money in our licensed and secure environment. VGambling has recently been issued a Client Provider Authorization Permit to conduct real money interactive gaming on a global basis from bases in Canada and Antigua by the Kahnawake Gaming Commission. VGambling has entered into a Betting Gaming Platform Software Agreement with Swiss Interactive Software GmbH to provide wagering platform software. VGambling has an agreement with CAMS, LLC to provide global electronic payment and risk management solutions. VGambling is led by a team of industry and technical experts from the Internet gambling and video game industries, e-Sports, marketing, legal and financial professionals. VGambling maintains offices in St. Johns, Antigua and Barbuda, West Indies. VGambling is currently developing the play for free website www.vgambling.net and the real money wagering website www.vgambling.bet. VGambling’s common stock is listed under the symbol GMBL.

Contact: Grant Johnson, Chief Executive Officer at 1-905-580-2978 or grant@vgambling.net